Exhibit 99.1

Invest Green Acquisition Corporation Announces the Separate Trading of Its Class A Ordinary Shares and Rights, Commencing on December 22, 2025

New York, NY, Dec. 16, 2025 (GLOBE NEWSWIRE) --  Invest Green Acquisition Corporation (Nasdaq: IGACU) (the “Company”) today announced that, commencing on December 22, 2025, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and rights (the “Rights”) included in the Units.

The Ordinary Shares and Rights received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “IGAC” and “IGACR”, respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “IGACU”. Holders of Units will need to have their brokers contact Continental Stock Transfer and Trust Company, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Rights.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but expects to focus its efforts on businesses in the broad renewable energy, sustainable finance and nuclear energy sectors, targeting industries that are crucial components of the global clean energy transition and offer viable pathways towards a clean energy future while ensuring sustainable, reliable, and affordable energy supply, where the Company believes its management team’s operational and investment expertise will provide it with a competitive advantage.

The Units were initially offered by the Company in an underwritten offering. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as sole book-running manager. Copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

The registration statement relating to the securities of the Company became effective on November 24, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”), which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact

Andrew McLean
Invest Green Acquisition Corporation
Email: andrew@invest.green